Exhibit 10.13(d)
Delek Marketing & Supply, LP
First Amendment To Amended and Restated Credit Agreement
     This First Amendment to Amended and Restated Credit Agreement (herein, this “Amendment”) is entered into as of October 17, 2008, by and among Delek Marketing & Supply, LP, a Delaware limited partnership (the “Borrower”), the Required Lenders party hereto and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer.
Preliminary Statements
     A. The Borrower, the Lenders party thereto and Fifth Third Bank, as Administrative Agent and L/C Issuer, entered into a certain Amended and Restated Credit Agreement, dated as of December 19, 2007 (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
     B. The Borrower, the Required Lenders and Fifth Third Bank, as Administrative Agent and L/C Issuer, have agreed to amend the Credit Agreement under the terms and conditions set forth in this Amendment.
     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendment to Credit Agreement.
     Upon satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement shall be and hereby is amended as follows:
     Section 1.1. The definition of “L/C Sublimit” in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:
“L/C Sublimit” means $35,000,000, as reduced pursuant to the terms hereof.
     Section 1.2. Section 1.1 of the Credit Agreement is amended by inserting the following defined terms in their appropriate alphabetical locations:
“First Amendment Effective Date” means October 17, 2008.
“Holdings” means Delek US Holdings, Inc., a Delaware corporation.
     Section 1.3. Section 5.7 of the Credit Agreement is amended and restated in to entirety to read as follows:
Section 5.7. Use of Proceeds; Margin Stock. (a) All proceeds of Loans may be used by the Borrower only (i) to refinance certain existing indebtedness on the Closing Date, (ii) to fund a one-time dividend by the Borrower to Holdings on or about the Closing Date in an aggregate amount not to exceed $15,000,000, (iii) the making of a one-time distribution by the Borrower to its parent or parents for ultimate payment to Holdings in an amount not to exceed $20,000,000 within 15 days of the First Amendment Effective Date, (iv) to fund fees and expenses incurred by the Borrower and its Subsidiaries in connection with the closing of this Agreement and (iv) for working capital purposes and other general corporate purposes (including to finance capital expenditures and Permitted Acquisitions) of the Borrower and its Subsidiaries. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.
     Section 1.4. Section 6.15 of the Credit Agreement is amended and restated in its entirety to read as follows:
Section 6.15. Dividends and Certain Other Restricted Payments; Amendments of Material Contracts. The Borrower shall not, nor shall it permit any Subsidiary to, (a) make any distributions in respect of any class or series of equity interests, (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any options, or similar instruments to acquire the same or (c) directly or indirectly pay any Management Fees; provided, however, that the foregoing shall not operate to prevent (i) the making of distributions by any Wholly-owned Subsidiary of the Borrower to its parent company, (ii) the making of distributions by Borrower in order to permit the holders of its equity interests to pay any taxes which are due any payable by such holders and attributable to Borrower and its Subsidiaries, (iii) the payment of fees by the Borrower to MAPCO pursuant to that MAPCO Services Agreement, (iv) the payment of fees by the Borrower to Refining pursuant to the Refining Operating Agreement, (v) the making of a one-time distribution by the Borrower to its parent or parents for ultimate payment to Holdings in an amount not to exceed $15,000,000 on or about the Closing Date, (vi) the payments of amounts referred to in clause (y) of Section 5.21 or (vii) the making of a one-time distribution by the Borrower to its parent or parents for ultimate payment to Holdings in an amount not to exceed $20,000,000 within 15 days of the First Amendment Effective Date; provided that, the Borrower shall not (without limiting the operation of any escalation clauses contained therein) amend or otherwise modify either of the MAPCO Services Agreement or Refining Operating Agreement to increase the amount of fees payable by the Borrower thereunder, accelerate any payment of fees payable by the Borrower thereunder or reduce the term thereof; provided however, that the Borrower may amend the amount of fees payable under the MAPCO Services Agreement so long as the aggregate fees payable by the Borrower thereunder do not exceed $1,000,000 in the aggregate during any calendar year. Furthermore, without the prior written consent of the Administrative Agent, the Borrower will not consent or agree to any amendment or other modification of the terms of any of Sections 2.1, 3.2 or 6.1 of the Refining Marketing Agreement which amendment or other modification is materially adverse to the Borrower or the Lenders.
     Section 1.5. Section 6.19(a) of the Credit Agreement is amended and restated in its entirety to read as follows:
(a) Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the Total Leverage Ratio for the period of four fiscal quarters then ended to be greater than 3.50 to 1.00.
     Section 1.6. Section 6.19(c) of the Credit Agreement is amended and restated in its entirety to read as follows:
     (c) Net Worth. The Borrower shall at all times maintain Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than (i) $19,000,000 plus (ii) 75% of the Net Income for each fiscal quarter of the Borrower ending on or after the First Amendment Effective Date (i.e., commencing with the fiscal quarter beginning on or about December 31, 2008), for which such Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Net Worth required to be maintained hereunder for any fiscal quarter in which Net Income is less than zero) plus (iii) 85% of the aggregate proceeds from all equity issuances by the Borrower after the First Amendment Effective Date.

Section 2. Conditions Precedent.
     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
     (a) The Borrower, the Required Lenders and Fifth Third Bank, as Administrative Agent and L/C Issuer, shall have executed and delivered this Amendment.
     (b) The Guarantors shall have executed and delivered the Reaffirmation and Consent of Guarantors attached to this Amendment.
     (c) The Borrower shall have paid to the Administrative Agent all fees due and payable to it pursuant to that certain letter agreement by and between the Borrower and the Administrative Agent dated as of September 23, 2008.
     (d) Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.
Section 3. Representations and Warranties.
     The Borrower represents and warrants to the Lenders and Fifth Third Bank, as Administrative Agent and L/C Issuer, that (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct in all material respects on and as of the date of this Amendment after giving effect to this Amendment as if made on and as of the date hereof (except to the extent such representation relates and warrants relate to an earlier date, in which case they are true and correct in all material respects as of such date) and as if each reference therein to the Credit Agreement referred to the Credit Agreement as amended hereby; (ii) as of the date hereof, no Default and no Event of Default exists; and (iii) without limiting the effect of the foregoing, the Borrower’s execution, delivery and performance of this Amendment has been duly authorized, and this Amendment has been executed and delivered by duly authorized officers of the Borrower.
Section 4. Collateral.
     The Borrower has heretofore executed and delivered to the Administrative Agent the Collateral Documents and the Borrower hereby agrees that notwithstanding the execution and delivery of this Amendment, the Collateral Documents shall remain in full force and effect and shall secure the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability; and the rights and remedies of the Lenders under the Collateral Documents, obligations of the Borrower thereunder, and any liens or security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness that would be secured thereby prior to giving effect to this Amendment.

Section 5. Miscellaneous.
     (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement or any other Loan Document, or in any certificate, letter or communication issued or made pursuant to or with respect to any Loan Document, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
     (b) The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.
     (c) This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. This Amendment shall be governed by the internal laws of the State of New York.
[Signature Pages to Follow]

     In Witness Whereof, the parties hereto have caused their duly authorized officers to execute and deliver this First Amendment to Credit Agreement as of the date first set forth above.

“Borrower” Delek Marketing & Supply, LP
By:	Delek Marketing GP, LLC, its general partner

By	/s/ Edward Morgan
Name Edward Morgan
Title Chief Financial Officer

By	/s/ Gregory A. Intemann
Name Gregory A. Intemann
Title Treasurer

[Signature page to First Amendment to Credit Agreement]

“Lenders” Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent
By	/s/ Kirk Johnson
Name Kirk Johnson
Title Vice President

[Signature page to First Amendment to Credit Agreement]